Exhibit 10.2


                           Abstract Enterprises Corp.
                         Suite 1095, 555 Burrard Street
                                 Vancouver, B.C.
                                     V7X 1M8

Auteo Media Inc.                                                   April 3, 2000
16700, 198th Avenue N.E.
Woodinville, WA U.S.A.
98072

Dear Sirs:

                               Re: Merger Proposal
                               -------------------

           This letter outlines our understanding of the basic terms and condi-tions of the proposed merger by way of plan of arrangement of Auteo Media Inc. ("AMI") and Abstract Enterprises Corp. ("Abstract"). All dollar amounts referred to herein are in Canadian dollars, unless otherwise specified.

STRUCTURE
---------

1. Abstract is a company which is incorporated under the laws of the province of British Columbia. AMI is a corporation which is incorporated under the laws of Nevada.

2. Abstract is a public company whose shares are listed for trading on the Canadian Venture Exchange ("CDNX"), is a reporting issuer in British Columbia and, on a fully diluted basis (i.e. after giving effect to the conversion or exercise of all outstanding convertible securities including debentures, warrants, options or other right) currently has outstanding 11,216,730 million common shares. Abstract owns 5% of the outstanding shares of Tysa Corporation ("Tysa"), a Washington corporation. Abstract does not have any other subsidiaries or any material interest in any other corporation.

3. AMI is a public company whose shares are listed on Over The Counter Bulletin Board ("OTCBB"). On a fully diluted basis (i.e. after giving effect to the conversion or exercise of all outstanding convertible securities including debentures, warrants, options or other rights), AMI currently has outstanding 8,325,000 common shares.

4. AMI owns 82.5% of the outstanding shares of Tysa. Other than the foregoing, AMI does not have any material interest in any other corporation.

ARRANGEMENT
-----------

5. Subject to the terms and conditions contained herein and to the negotiation, settlement and execution of a definitive arrangement agreement (the "Arrangement Agreement"), it is proposed that AMI and Abstract will under take and complete a corporate capital reorganization and restructuring by way of an arrangement (the "Arrangement) under sections 252-253 of the COMPANY ACT (British Columbia) having the material terms

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           described  on the Term Sheet  attached  hereto as Schedule  "B",  and involving the following steps:

           (a) AMI will reorganize its capital structure pursuant to the laws of Nevada so that it has no more than 8.75 million shares outstanding after the Arrangement has been completed, but prior to additional financing(s);

           (b) the exchange of all the outstanding shares of Abstract for AMI Shares on the basis that every one common share of Abstract will be exchanged for 0.25 common share of AMI;

           (c) Abstract will cancel the 750,000 performance escrow shares currently issued and outstanding;

           (d) Abstract will use its best efforts to isolate the non Tysa assets and liabilities into a separate corporate entity which shall survive the Arrangement, and which entity shall have the same shareholders as Abstract had before the Arrangement was completed. This new entity will not be a reporting issuer; and

           (e) the common shares of Abstract listed on the CDNX will be delisted from the CDNX after the closing of the Arrangement, and the ownership of Tysa shall be consolidated so that Tysa is a wholly owned subsidiary of AMI.

           On completion of the Arrangement, any Shares of AMI or Abstract owned by the other will be automatically cancelled.It is our intention that immediately following the Arrangement, AMI will have approximately
           8.75 million common shares outstanding of which approximately 70% (i.e. 6,000,000) will be held by the former shareholders of AMI and approximately 30% (i.e. 2,616,682) will be held by the Abstract shareholders (being the former shareholders of Abstract, other than
           AMI), on a fully diluted basis, after having given effect to the issuance of any outstanding convertible securities, including debentures, warrants, options or other rights.

6. It is recognized that to the extent that any outstanding convertible securities, including debentures, warrants, options or other rights of Abstract, have not been converted into shares of Abstract prior to the closing of the Arrangement, such convertible securities will thereafter be cancelled.

ARRANGEMENT AGREEMENT
---------------------

7. In addition to the usual representations, warranties, terms and con-ditions commonly contained in such agreements, the Arrangement Agree-ment shall provide:

           (i) the board of directors of AMI shall consist of five members, two of whom shall be nominated by AMI and one by Abstract management with the remaining two nominated by the initial three;

           (ii) any outstanding convertible securities of Abstract (including debentures, warrants options or other rights), which have not been converted into shares of Abstract prior to the closing of the Arrangement, shall, on completion of the Arrangement, be cancelled;

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                                        3

           (iii) following the Arrangement, Abstract's current Vancouver office will be closed;

           (iv) notwithstanding any other agreements made prior to the com-pletion of the Arrangement, the Abstract shareholders and management shall at any time, and from time to time, be entitled to sell, option or otherwise dispose of, any Abstract common shares owned thereby;

           (v) at any time, AMI shall be entitled to establish an employee stock option plan pursuant to which options may be issued to employees of AMI to purchase up to that number of AMI common shares set forth below at an exercise price not less than the price of US$6.00 per common share of AMI, as per AMI's February proposed private placement of 225,000 common shares. The number of AMI common shares available in respect of such stock option plan shall not exceed, after the exchange contemplated under the Arrangement, 10% of the outstanding common shares of AMI on a fully diluted basis calculated immediately prior to the completion of the Arrangement pro-vided that such options shall not vest prior to completion of the Arrangement;

           (vi) except as otherwise provided herein, all shareholders' agree-ments made in respect of the securities of Abstract or AMI shall terminate and be of no further force and effect on completion of the Arrangement;

           (vii) Abstract may issue to its directors and officers, at any time prior to the completion of the Arrangement, pursuant to options previously approved by the board of Abstract, and exercised by option holders, up to an additional 200,000 common shares of Abstract;

           (viii) immediately prior to completion of the Arrangement, Abstract will provide an indemnity to its then directors and officers, such indemnity to be mutually satisfactory to the parties hereto; and

           (ix) if Abstract is unable to isolate the non Tysa assets and lia-bilities into a separate corporate entity which shall survive the Arrangement as contemplated in 5. (a) above, Abstract shall indemnify and hold AMI harmless from any excess of Abstract's non Tysa liabilities over non Tysa assets (the "Excess") as disclosed on Abstract's audited financial statements or in the Arrangement Agreement, and agree to execute a definitive indemnity agreement, said agreement to be specific to and limited to the Excess, and such indemnity agreement to be mutually satisfactory to the parties hereto. On closing of the Arrangement, if there is any Excess, Abstract will agree to post collateral, such collateral agree-able to both parties, having a fair market value equivalent to or greater than the Excess, so that such collateral may be used to satisfy the Excess within ninety days of closing.

CONDITIONS PRECEDENT TO THE ARRANGEMENT
---------------------------------------

8. The proposed Arrangement is conditional on the following conditions being satisfied on or before the earlier of the Arrangement date or the specific date set forth herein and the parties hereto agree to cooperate and use their respective best efforts to satisfy such conditions:

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                                        4


           (i) execution of the definitive Arrangement Agreement on or before April 21, 2000, unless otherwise agreed;

           (ii) obtaining all necessary approvals for the Arrangement includ-ing approval by the directors and shareholders of each of AMI and Abstract and all necessary court and regulatory approvals;

           (iii) notices of dissent given by Abstract shareholders with respect to the Arrangement do not in the aggregate exceed 2,500,000 Abstract shares;

           (iv) each of AMI and Abstract agree to use their best efforts and to cooperate and assist each other with their due diligence, and shall have completed and be satisfied with its due diligence review of the other on or before April 21, 2000, unless otherwise agreed;

           (v) Abstract shall have obtained conditional approval of the Arrangement, if required, by the CDNX;

           (vi) except for the conversion of any currently outstanding convertible preferred shares or debentures or the exercise of any currently outstanding options or warrants or similar rights, except for AMI's planned issuance of 1,000,000 additional shares via a Registration 506 offering, and except for the issue and exercise of the additional stock options permitted to be issued by AMI pursuant to paragraph 7(v), and by Abstract pursuant to paragraph 7(vii), no additional shares of any class in the capital of Abstract or AMI (or any securities including convertible debentures, warrants, options or other rights to acquire any shares in the capital of Abstract or AMI) shall be issued prior to the completion of the Arrangement;

           (vii) there shall not have occurred any material adverse change in the finances, operations or business of Abstract or AMI and the audited financial results of their respective operations, for the fiscal years ended January 31, 2000 and December 31, 1999, respectively, shall not vary materially adversely from the draft financial results as set out in the form attached as Schedule A, and the actual financial results for the period up to the date of the Arrangement shall not vary materially adversely from the pro forma financial plans as set out in Schedule A;

           (viii) if required as a result of its due diligence, Abstract shall have received from its financial advisors, on or before April 21, 2000, or such other date as is acceptable to Abstract, a satisfactory valuation/fairness opinion with respect to the Arrangement;

           (ix) AMI shall have obtained all necessary approvals including but not limited to shareholder and regulatory upon completion of the Arrangement;

           (x) AMI and Abstract shall have received from their respective tax and legal advisors satisfactory opinions with respect to the Arrangement;

           (xi) all other consents, orders and approvals, including regulatory and judicial, required for the completion of the Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

           (xii) neither of Abstract nor AMI nor any of their subsidiaries shall be a party to any ACTIONS, SUITS or proceedings which could materially adversely affect their

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                                        5

                  business or financial condition, and no such actions, suits or proceedings shall be contemplated or shall have been threatened; and

           (xiii) the shareholders of AMI and Abstract shall have approved the arrangement.

TIMETABLE
---------

9. AMI and Abstract shall cooperate and use their respective best efforts to complete various steps to effect the Arrangement in accordance with the timetable set out below.



           (i)    approval of this letter of intent by the board of directors                  April 7, 2000
                  of each of AMI and Abstract and appropriate press
                  release

           (ii)   completion of valuation/fairness opinion                                     April 21, 2000

           (iii)  completion of due diligence                                                  April 21, 2000

           (iv)   approval by directors of AMI and Abstract and                                April 21, 2000
                  execution of Arrangement Agreement

           (v)    mailing of information circular to Abstract                                  April 21, 2000 + 33
                  Shareholders                                                                 days

           (vi)   meetings of AMI and Abstract Shareholders to approve                         April 21, 2000 + 56
                  Arrangement                                                                  days

           (vii)  court and regulatory approvals of Arrangement                                April 21, 2000 + 56
                                                                                               days + 1 week

           (viii) effective date of Arrangement                                                June 30, 2000


PRESS RELEASES
--------------

10. Abstract and AMI will consult with respect to the content and timing of any press releases relating to the transactions contemplated hereby, however no press releases shall be issued without the other parties' consent.

If you are in agreement with the foregoing outline of the terms and conditions relating to the proposed Arrangement of our companies, please so indicate by executing the enclosed copy of this agreement in the space indicated below and returning it to us.

                                           Yours truly,

                                           Abstract Enterprises Corp.

                                           Per: /s/ MICHAEL W. KINLEY
                                                --------------------------------
                                                    Michael W. Kinley, President


           The undersigned hereby agrees to the foregoing.

           Auteo Media Inc.

           Per: /s/ STEVEN VAN LEEUWEN
                ---------------------------------
                    Steven van Leeuwen, President

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